Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM’S GENERX ADVANCES TO PHASE 3

FOLLOWING MEETING WITH FDA

SAN DIEGO, CA – December 7, 2006 – Cardium Therapeutics, Inc (OTCBB: CDTP) announced that Generx™ (alferminogene tadenovec) is to be advanced to a Phase 3 clinical trial in women as a potential treatment for myocardial ischemia (insufficient blood flow within the heart muscle), following an end-of-Phase 2 meeting with the U.S. Food and Drug Administration (FDA).

Acceleration of Generx from a planned Phase 2b confirmatory study to a Phase 3 product candidate was based on results from a by-patient meta-analysis of pooled data from the AGENT-3 and AGENT-4 studies, which were reviewed with the FDA. Generx represents a new therapeutic class of biologics designed to promote angiogenesis, a natural process of blood vessel growth within the heart muscle, following a one-time intracoronary administration from a standard cardiac infusion catheter.

“Generx is the first and only DNA-based cardiovascular therapeutic to be advanced to Phase 3, and is believed to be the only current Phase 3 product candidate for the potential treatment of stable angina, a chronic medical condition affecting millions of patients in the U.S. and elsewhere,” stated Christopher J. Reinhard, Cardium’s Chairman and Chief Executive Officer.

The potential for Generx to bring about sustained improvements in blood flow and heart function, as compared to medications for symptom relief such as anti-anginals, also led the FDA to indicate that changes on an electrocardiogram (ECG) that are diagnostic of myocardial ischemia would constitute both an objective and acceptable primary efficacy endpoint for a proposed product indication of treating myocardial ischemia. Data from the completed AGENT-3 and AGENT-4 studies indicated that women receiving Generx showed a statistically significant improvement with respect to their ischemia as measured by time to ST segment changes on ECG (the primary efficacy endpoint now accepted by FDA for the Phase 3 study), as well as related improvements in overall exercise treadmill time (ETT), time to onset of angina during ETT, and improvements in angina class, each as compared to the placebo control group.

Following discussions with FDA, improvements in myocardial blood flow within the affected heart muscle will also be measured directly by SPECT perfusion imaging (single photon emission computed tomography) as a secondary efficacy endpoint. SPECT perfusion was the focus of the AGENT-2 mechanism of action study (Grines et al., J AM Coll Cardiol 2003; 42:1339-47). Improvements in myocardial blood flow observed in the AGENT-2 study, which included both men and women, were similar in magnitude to improvements reported in the literature for patients who have undergone revascularization procedures (coronary artery bypass graft surgery or angioplasty).

This Phase 3 clinical study (AWARE), which is expected to be underway in the first quarter of 2007, will be a randomized, placebo-controlled, double-blind trial in approximately 300 women at multiple medical centers in the U.S. An additional follow-up study of Generx in men with recurrent angina due to myocardial ischemia is expected to commence later. Cardium’s therapeutic approach to the treatment of cardiovascular heart disease has been the focus of the most widely-conducted clinical studies for Angiogenic Gene Therapy (AGENT-1 through AGENT-4), which to date have involved 663 patients at more than one hundred U.S., European and other medical centers.

The AWARE Study

The Company’s AWARE (Angiogenesis in Women with Angina pectoris who are not candidates for REvascularization) clinical trial will evaluate the therapeutic effects of Generx in women with myocardial ischemia, which is associated with coronary heart disease and angina. An estimated six million American women are currently living with coronary heart disease and more than three million women suffer from angina. The American Heart Association reports that more women’s lives are claimed annually by cardiovascular disease than by the next five leading causes of death combined (all cancers, chronic obstructive pulmonary disease (COPD), Alzheimer’s, diabetes and accidents). Despite these stark statistics, surveys indicate that nearly half of women are not aware that heart disease is the leading cause of death among women, and only 20 percent identified heart disease as the greatest health problem facing women today. Observed differences between men and women with coronary heart disease are not fully understood. Some researchers believe the differences may be the result of microvascular disease, the narrowing or stiffening of the smaller arteries and arterioles that nourish the heart. While microvascular disease is believed to affect both men and women with coronary heart disease, the prevalence is apparently somewhat higher in women and in patients with diabetes.

About Generx

Generx™ (alferminogene tadenovec) is the lead product candidate in a new class of cardiovascular biologics that is being developed to leverage the body’s natural healing processes in response to repeated ischemic stress (insufficient blood flow and myocardial oxygen supply due to coronary heart disease). The natural biologic response to repeated transient ischemia is angiogenesis, the growth of new collateral blood vessels, which is orchestrated by a complex and incompletely understood cascade involving many myocardial-derived growth factors. These newly-formed vessels can effectively augment blood flow and oxygen delivery to parts of the patient’s heart downstream from a blockage in a coronary artery. In many patients however, including those with recurrent angina, coronary collateral vessel formation is insufficient to meet the heart’s needs during stress. Currently available anti-anginal drugs, which may provide symptomatic relief, are generally designed to alter the oxygen demand of the heart muscle or dilate vessels to temporarily relieve angina. Generx is an angiogenic therapeutic that is designed to promote the heart’s natural response of collateral growth and to increase blood flow in the microcirculation.

About Cardium

Cardium Therapeutics, Inc. and its subsidiaries, InnerCool Therapies and the Tissue Repair Company, are medical technology companies primarily focused on the development, manufacture and sale of innovative therapeutic products and devices for cardiovascular, ischemic and related indications. In October 2005, Cardium acquired a portfolio of growth factor therapeutics from the Schering AG Group, Germany, including the later-stage product candidate, Generx™, and completed a $30 million financing. Generx (alferminogene tadenovec) is a DNA-based growth factor therapeutic being developed for potential use by interventional cardiologists as a one-time treatment to promote and stimulate the growth of collateral circulation in the hearts of patients with ischemic conditions such as recurrent angina. For more information about Cardium and its businesses, products and therapeutic candidates, please visit www.cardiumthx.com or view its brochure at http://www.cardiumthx.com/flash/pdf/CardiumTHX_Brochure.pdf.

In March 2006, Cardium acquired the technologies and products of InnerCool Therapies, Inc., a San Diego-based medical technology company in the emerging field of therapeutic hypothermia, which is designed to rapidly and controllably cool the body in order to reduce cell death and damage following acute ischemic events such as cardiac arrest or stroke, and to potentially lessen or prevent associated injuries such as adverse neurological outcomes. For more information about Cardium’s InnerCool subsidiary and therapeutic hypothermia, including its Celsius Control System™, which has now received regulatory clearance in the U.S., Europe and Australia, please visit www.innercool.com.

In August 2006, Cardium acquired the technologies and products of the Tissue Repair Company (TRC), a San Diego-based biopharmaceutical company focused on the development of growth factor therapeutics for the treatment of severe chronic diabetic wounds. TRC’s lead product candidate, Excellarate, is a DNA-activated collagen gel for topical treatment formulated with an adenovector delivery carrier encoding human platelet-derived growth factor-B (PDGF-B). Excellarate is initially being developed to be administered once or twice for the potential treatment of non-healing diabetic foot ulcers. Other potential applications for TRC’s Gene Activated Matrix™ (GAM) technology include therapeutic angiogenesis (cardiovascular ischemia, peripheral arterial disease) and orthopedic products, including hard tissue (bone) and soft tissue (ligament, tendon, cartilage). For more information about Cardium’s Tissue Repair Company subsidiary, please visit www.t-r-co.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that results or trends observed in one clinical study will be reproduced in a subsequent study or studies, that planned clinical trials can be initiated in a timely manner or performed efficiently, that clinical trials and other efforts to accelerate the development of our Generx™ product candidate will be successful, that necessary regulatory approvals will be obtained, that our actual or proposed products and treatments will prove to be safe or effective, that third parties on whom we depend will perform as anticipated, that our products or product candidates will lead to value enhancing or partnering opportunities, that competing products will not be safer, more effective or less expensive, or that we will succeed in enhancing long-term shareholder value. Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, our limited experience in the development of DNA-based cardiovascular therapeutics and therapeutic hypothermia devices, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2006 Cardium Therapeutics, Inc. All rights reserved.

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Cardium Therapeutics™ and Generx™ are trademarks of Cardium Therapeutics, Inc.

Gene Activated Matrix™ and GAM™ are trademarks of Tissue Repair Company.

InnerCool Therapies®, InnerCool® and Celsius Control System™ are trademarks of InnerCool Therapies, Inc.